THE LIFE INSURANCE COMPANY OF VIRGINIA
                         ACCIDENTAL DEATH BENEFIT RIDER

This rider provides an additional death benefit on the life of the Insured. We will pay this benefit when we receive due proof of the Insured's death, if:

        o the death resulted, directly and independently of all other causes, from bodily injury caused solely by external, violent and accidental means; and

        o  the injury and death occurred while this rider was in effect; and

        o  the death occurred within 180 days of the injury; and

        o the death occurred after the policy anniversary nearest the Insured's 5th birthday; and

        o the death occurred before the policy anniversary nearest the Insured's 70th birthday.

Amount of Benefit
The amount of accidental death benefit is the Specified Amount of Accidental Death Benefit shown in the policy data pages.

Change in Existing Amount of Benefit
After this rider has been in effect for one year, you can increase or decrease the Specified Amount of Accidental Death Benefit. To make a change, send a written request and the Policy to our Home Office.

Decrease. Any decrease will become effective on the Monthly Anniversary Day after the date we receive the request. The decrease will first apply to coverage provided by the most recent increase, then to the next most recent increases successively, then to coverage provided under the original application. The least Specified Amount of Accidental Death Benefit that may be in effect after a change is $2,000.

Increase. To apply for an increase you must submit a supplemental application. You will have to submit evidence satisfactory to us that the Insured is insurable. Any approved increase will become effective on the date shown in the supplemental policy data page. Any increase will be subject to deduction of the first month's cost of increased insurance from the Account Value of this Policy. Any increase will be limited by the Company's rules in effect at the time of the change.

When the Rider is Effective
This rider goes into effect on the Policy Date unless another effective date is shown in the policy data pages. The effective date of any increase is shown in the policy data pages.

This rider will end:
        o  if the grace period ends without sufficient premium being paid; or

        o  if the policy is surrendered; or

        o  if you send us a written request to end the rider; or

        o  if the Policy ends; or

        o  on the policy anniversary nearest the Insured's 70th birthday.

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Exceptions
This benefit will not be paid if death results solely or partly, directly or indirectly, from:

        o  suicide, or attempted suicide, while sane or insane; or

        o  committing or attempting to commit an assault or felony; or

        o  war, whether or not declared, or any act of war, or insurrection; or

        o  service in any armed force engaged in a military conflict; or

        o  participation in maneuvers of an armed force; or

        o travel in, flight on, or descent from any aircraft unless the Insured is on the aircraft solely as a passenger (Aircraft includes a rocket or any vehicle for travel in or beyond the earth's atmosphere); or

        o  voluntary use of any drug or medication; or

        o bodily or mental infirmity, disease or infection, or their medical or surgical treatment. We will cover death from an infection which occurs due to an accidental cut or wound.

Limits on Contesting this Rider
We will not contest this rider after it has been in effect during the Insured's life for two years. We will not contest an increase in benefit after the increase has been in effect during the Insured's life for two years from the effective date of the increase.

Cost of this Rider
This rider is issued in consideration of the application and the inclusion of its monthly cost of insurance in the Policy's monthly deduction.

The monthly cost of insurance for this rider is (1) multiplied by (2), where:
    (1) is the cost of insurance rate for this rider; and
    (2) is the Specified Amount of Accidental Death Benefit.

The cost of insurance rates for this rider are shown in the Table of Guaranteed Maximum Insurance Rates in the policy data pages.

This rider is subject to the provisions of the Policy.

For The Life Insurance Company of Virginia,




                                                              President